State of Delaware
Secretary of State
Division of Corporations
Delivered 04:03 PM 10/05/2006
FILED 03:52 PM 10/05/2006
SRV 060918717 - 4231024 FILE

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
OF
PCMT CORPORATION

FIRST: The name of this Corporation is PCMT Corporation.

SECOND: Its registered office in the State of Delaware is to be located at 113 Barksdale Professional Center, Newark, Delaware, County of New Castle, Zip Code 19711. The registered agent in charge thereof is Delaware Intercorp.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of the total stock of this corporation is authorized to issue is one hundred million (100,000,000) shares of common stock with a par value of $0.0001 per share.

FIFTH: The name and mailing address of the incorporator is as follows:

Nachman Shlomo Kohen
4 Nafcha Street
Jerusalem, 95513
Israel

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto executed this Certificate this 5th day of October, 2006.

BY: NK
(Incorporator)
Name: Nachman Shlomo Kohen